EXHIBIT 99.2

                         LASER MORTGAGE MANAGEMENT, INC.


December 9, 1999

Ellington Management Group, L.L.C.
53 Forest Avenue
Old Greenwich, CT  06870

Gentlemen:

     The Board of Directors of Laser Mortgage Management has reviewed the letter you transmitted to me via e-mail yesterday. We concluded that the Board would be unable to recommend that our shareholders participate in a tender offer on the terms proposed in your letter, even assuming the most favorable outcome of the contingent elements.

     Given the history of our discussions and the lack of a material improvement in terms from your initial offer, we do not believe that it would be in the Company's interest to enter into negotiations with you within the framework of your letter.

Very truly yours,


/s/ Frederick N. Khedouri
---------------------------
Frederick N. Khedouri
Chairman of the Board of Directors
LASER Mortgage Management, Inc.